Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Form S-8 No. 333-50124 pertaining to the Comdial Corporation 401(k) Plan, of our report dated February 10, 2004, relating to the financial statements of the Comdial Corporation 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2002.

/s/    Aidman, Piser & Company, P.A.

Tampa, Florida

March 26, 2004